Exhibit 10.16

SETTLEMENT AGREEMENT AND RELEASE

THIS AGREEMENT (the “Agreement”) is made as of November 05, 2019 (“Effective Date”), among:

GEOFF GOSLING, an individual residing in Alberta (“Gosling”)

- and -

DIRTT ENVIRONMENTAL SOLUTIONS LTD., a corporation subsisting under the laws of Alberta (“DIRTT”)

WHEREAS Gosling is employed by DIRTT;

AND WHEREAS Gosling wishes to resign from his employment effective November 15, 2019 (the “Final Date”);

AND WHEREAS while Gosling and DIRTT do not agree on the compensation that Gosling is entitled to pursuant to the Employment Agreement (as defined below) or common law, DIRTT has agreed to provide Gosling significant consideration as described herein;

AND WHEREAS a significant portion of the Consideration (as defined below) being paid to Gosling 1s in connection with him entering into the non-competition, non-solicitation, no-hire and new invention provisions set out in this Agreement;

AND WHEREAS the parties wish to resolve all matters arising out of his resignation of the relationship;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual agreements, covenants and releases made herein, DIRTT and Gosling hereby agree as follows:

1.	RELEASE

In consideration of the payments made by DIRTT to Gosling in the manner and the amount described in Section 2 of this Agreement, receipt of which is hereby acknowledged, Gosling does for himself and his heirs, executors, administrators and assigns (collectively, referred to as the “Executive”), forever release, remise and discharge DIRTT, its respective successors, assigns, subsidiaries, affiliates, trustees, beneficiaries and all of its officers, directors, executives and agents (together, the “Company”), jointly and severally from any and all actions, causes of actions, contracts (whether express or implied), claims and demands for damage, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law, in equity, pursuant to statute, which against the Company, the Executive ever had, now has, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date of this Agreement, including but without limiting the generality of the foregoing:

(a)	the Executive Employment Agreement between the Executive and the Company, effective October 21, 2013 (the “Employment Agreement”);

(b)	the Executive’s employment with the Company;

(c)	the termination thereof;

(d)

any and all claims for damages, salary, wages, termination pay, severance pay, vacation or holiday pay, commissions, bonuses, pension, stock options, shares, grants, units, expenses, relocation expenses, allowances, short and long-term disability, health, life and dental benefits, long-term incentive payments, or any other benefits arising out of the Executive’s employment with the Company;

(e)	any and all claims arising under the Company’s Amended and Restated Incentive Stock Option Plan dated August 2, 2017 (the “Stock Option Plan”);

(f)	any and all claims arising under the Company’s Performance Share Unit Plan, effective January 1, 2017 (the “PSU Plan”);

(g)	any and all claims arising under the Restricted Share Unit Award Agreement dated May 10, 2019 as between the Company and the Executive (the “RSU Agreement”);

(h)	loss of position, status, future opportunity or reputation; and

(i)	any and all claims arising out of or by virtue of the Alberta Human Rights Act, the Workers’ Compensation Act (Alberta) and the Occupational Health and Safety Act (Alberta).

The Company acknowledges and agrees that this Release does not operate to release it from fulfilling its obligations to the Executive contained in Section 2 of this Agreement.

2.	CONSIDERATION

Subject to the Executive’s agreement to the terms and conditions in this Agreement, the Company agrees to the following:

(a)	The Company shall pay the Executive all unpaid salary accrued to the Final Date;

(b)	The Executive shall submit all expenses to the Company, within 10 days of the Final Date. Provided the expenses are appropriate, the expenses will be paid within 14 days of submission;

(c)	The Company shall pay the Executive a lump sum severance payment of $497,500.00 on the Final Date;

(d)

The Company shall provide the Executive 12 consecutive monthly payments in the amount of $26,250.00 per month, totaling $315,000.00, commencing December 1, 2019 and on the first of each month thereafter (“Salary Continuance”). The Salary Continuance payments will be made via regular payroll deposits. The Salary Continuance is subject to the Executive’s ongoing compliance with the terms and conditions set out in this Agreement. If, at any time, the Executive is in breach of this Agreement, the Salary Continuance payments will immediately cease;

(e)

If a bonus is paid by the Company to senior executives at the Company for 2019, the Executive will receive a pro-rata share of the 2019 bonus payment the Executive would have otherwise been entitled to, but for the termination, based on the number of months of the year the Executive was employed by the Company in 2019, up to the Final Date. The calculation of the bonus will be determined in the regular course, and will be paid within 10 days of its determination;

(f)

The Executive will continue to be eligible to participate in the Company’s health and dental benefits plan, subject to the terms of the applicable plans for 24 months from the Final Date. Alternatively, at the Company’s sole discretion, the Company may withdraw the Executive from the health and dental benefits plans and provide a monthly payment made via regular payroll deposits of an amount equal to the Executive’s monthly replacement cost for such health and dental benefits until the end of the 24 month period;

(g)

The Company will provide the Executivea lump sum payment in the amount of $110,167.50, which is calculated based on the averages of the bonus provided for the fiscal 2017 year (paid 2018) and the fiscal 2018 year (paid 2019), payable within 10 days of the Final Date;

(h)

The Executive will receive cash payout of his Restricted Share Units (“RSU”) in accordance with the RSU Agreement, with the payment value to be determined by multiplying 25,000 units by the volume weighted average price of a share of the Company common stock (“Share”) for the 5 trading days of the Shares on the Toronto Stock Exchange prior to the Final Date (the “Share Price”), payable within 10 days of the Final Date;

(i)

The Executive will receive accelerated vesting and payout of his Performance Share Units (“PSU”) for 2018 and 2019, payable within 10 days of the Final Date, and in accordance with the PSU Plan. For 2018 and 2019 respectively, 9,773.5 units and 11,162.22 units (in the aggregate, the “Vested PSU Units”) wou ld be paid out to the Executive, in the amount calculated by multiplying the Vested PSU Units by the Share Price;

(j)

The Executive may retain his cellphone, two offsite computers and iPads (the “DIRTT Devices”). The Executive shall remove any confidential or proprietary information of the Company from the DIRTT Devices. The Executive shall work with the Company IT to ensure that all Company confidential or proprietary information is properly removed;

(k)	The Executive will retain his cell phone number. The Company will provide authorization for the Executive to port the number to his own private plan;

(l)	The Executive’s options will be treated in accordance with Section 4.4(b) of the Stock Option Plan; and

(m)

All shares that the Executive owns under the Employee Share Purchase Plan effective April 16, 2014 (the “ESS Plan”) shall be dealt with by the parties in accordance with the ESS Plan (together, the “Consideration”).

3.	NO ADMISSION

The Executive acknowledges that the Consideration paid pursuant to Section 2 above does not constitute any admission of liability by the Company.

4.	THE EXECUTIVE’S COVENANTS

(a)	The Executive shall cooperate with the Company in connection with the internal and external messaging regarding his departure;

(b)	The Executive shall provide written resignation from all offices of the Company, effective the Final Date; and

(c)

The Executive will cooperate in any litigation matters involving the Company, as required, including acting, as needed, in an advisory role, or preparing for or acting as a witness at any application, hearing or trial involving the Company.

5.	INDEMNITY FOR TAXES, ETC.

The Executive agrees that, for the Consideration set out in this Agreement, the Executive will save harmless and indemnify the Company from and against all claims, charges, taxes or interest, penalties and demands which may be made by the Minister of National Revenue requiring the Company to pay income tax under the Income Tax Act (Canada), in respect of income tax payable by the Executive in excess of the income tax withheld pursuant to this Agreement; and in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission under the applicable statutes and regulations, with respect to any amount which may, in the future, be found to be payable by the Company in respect of the payments to the Executive pursuant to this Agreement. The Executive acknowledges and agrees that he is solely responsible for any Employment Insurance overpayments.

6.	EMPLOYMENT STANDARDS CODE

The Executive acknowledges receipt of all wages, overtime pay, vacation pay, general holiday pay, and pay in lieu of notice of termination of employment that the Executive is entitled to by virtue of the Employment Standards Code (Alberta), and the Executive further confirms that there are no entitlements, overtime pay or wages due and owing to the Executive by the Company.

7.	BENEFITS RELEASE

The Executive acknowledges and agrees that the Consideration paid, and to be paid pursuant to Section 2 above includes full compensation and consideration for loss of employment benefits. Other than as provided by Section 2(f) of this Agreement, all of the Executive’s benefits ceased effective the Final Date. The Executive acknowledges that he has no further claim against the Company for benefits. The Executive fully accepts sole responsibility to replace those benefits that he wishes to continue and to exercise conversion privileges applicable with respect to benefits. In the event that the Executive becomes disabled following the expiry of employment benefit coverage, the Executive agrees not to sue the Company for insurance or other benefits, or for loss of benefits. The Executive hereby releases the Company from any further obligations or liabilities arising from the Executive’s employment benefits.

8.	NON-DISCLOSURE

The Executive agrees that he will not divulge or disclose directly or indirectly the contents of this Agreement or the terms of settlement relating to the resignation of the Executive’s employment with the Company to any person, including but without limiting the generality of the foregoing, to employees or former employees of the Company, except his legal and financial advisors, and his spouse, on the condition that they maintain the confidentiality thereof, or as required by law.

9.	CONFIDENTIALITY

The Executive recognizes and acknowledges that during his employment with the Company he had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company. The Executive acknowledges that he has taken and will in future take appropriate precautions to safeguard the confidential information of the Company.

The Executive recognizes and agrees that all written and electronic drawings, manuals, letters, notebooks, reports, records and similar collections of confidential and proprietary information of the Company (hereinafter collectively called “Documents”), are the property of the Company and the Executive expressly acknowledges and it is a condition of the payment of the Consideration, that the Executive has delivered all such Documents and other Company property (excepting only the DIRTT Devices) to the Company. The Executive will provide a statutory declaration, if requested by the Company, confirming that he has returned all Documents, confidential and proprietary information and Company property to the Company.

For greater certainty, the obligations in this section are in addition to the fiduciary obligations that the Executive owes to the Company.

10.	NON-COMPETITION

The Executive covenants and agrees that for a period of 24 months following the Final Date, the Executive shall not, anywhere in North America (the “Territory”), directly or indirectly, in any manner whatsoever in the Territory including, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner:

(a)	be engaged in, participate in, operate, be retained by, consult for, or be employed by any undertaking, endeavour, activity or business;

(b)	have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of an undertaking, endeavour, activity or business; or

(c)	advise, manage, lend money to or guarantee the debts or obligations of, or permit the use of the Executive’s name or any part thereof in, an undertaking which carries on a business,

which is the same as, or substantially similar to, or that competes, or could be expected to compete, with the Business, or any material part thereof. For greater certainty, Falkbuilt Ltd., or any affiliate or subsidiary of Falkbuilt Ltd., is competitive with the Business.

For the purposes of this Agreement, “Business” means: (i) manufacturing and or sale of custom prefabricated interior wall partitions including the following which can integrate with the walls solutions: plug’n’play pre-fabricated modular network data cable distribution, plug’n’play prefabricated electrical power cable distribution, custom prefabricated modular case goods, prefabricated low profile flooring, wall mounted writing surfaces and writeable wall surfaces; and (ii) the sale of 3D computer aided design configuration software to third parties for design, ordering and manufacturing.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than 5% of the issued securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over-the-counter market in Canada, which is the same as, or substantially similar to, or that competes, or could be expected to compete, with the Business, or any material part thereof, in the Territory.

For greater certainty, the obligations in this section are in addition to the fiduciary obligations that the Executive owes to the Company.

11.	NON-SOLICITATION

The Executive covenants and agrees that for a period of 24 months after the Final Date, the Executive shall not directly or indirectly, in any manner whatsoever including, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner:

(a)

contact, solicit or interfere with any person reasonably known to be a prospective, current or former client or customer of the Company (“Customer”) for the purpose of selling to such Customer any products or services which are the same as or substantially similar to, or competitive with, the products or services sold by the Company at such date or to persuade or attempt to persuade any Customer to change its relationship or potential relationship with the Company or to restrict, limit, discontinue or cease considering purchasing any products or services provided by any member of the Company or to reduce the amount of business or potential business which any such Customer has customarily done with any member of the Company;

(b)

contact, solicit or interfere with any person reasonably known to be a prospective, current or former supplier, distributor, distribution partner, or joint venture partner of the Company (a “Supplier”) for the purpose of persuading or attempting to persuade any Supplier to change its relationship with any member of the Company or to restrict, limit or discontinue or to reduce the amount of business which any such Supplier has customarily done with any member of the Company (or its predecessors);

(c)

solicit or attempt to solicit, or assist or encourage any person to solicit any employee of the Company or any consultant or contractor who regularly provides services to the Company, or assist or encourage any such employee, consultant or contractor to accept employment or engagement elsewhere; or

(d)

in any manner, directly or indirectly, knowingly do or cause or permit to be done any acts that would reasonably be expected to impair the relationship between the Company and its suppliers, customers, employees, regulatory authorities or any other person.

For greater certainty, the obligations in this section are in addition to the fiduciary obligations that the Executive owes to the Company.

12.	NO HIRE

The Executive covenants and agrees that for a period of 24 months after the Final Date, the Executive shall not directly or indirectly, in any manner whatsoever including, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner, contract with, employ or hire any Company employee, consultant, contractor or distribution partner who currently provides services to the Company or has provided services to the Company at any time in the 24 month period prior to the Final Date.

For greater certainty, the obligations in this section are in addition to the fiduciary obligations that the Executive owes to the Company.

13.	NEW INVENTIONS

In addition, and not in substitution, to the Executive’s obligations under Section 15 of the Employment Agreement, which obligations shall survive following the Final Date, the Executive agrees that following the Final Date he shall not, without the express written permission of the Company:

(a)

personally, or assist a third party to, create, conceive of, or develop, any new Materials (as defined in the Employment Agreement at Section 15(a)) or any new inventions, technology or other intellectual property in any form derived, directly or indirectly, from the Materials; and

(b)	personally, or assist a third party to, use, modify, improve, innovate or further develop the Materials or the Company’s intellectual property in any manner.

Subject to the express exclusion set out below, the Executive further agrees that for a period of 24 months after the Final Date (the “Post Departure IP Period”) any intellectual property of whatever nature and kind created, conceived or developed by the Executive in any form during the Post Departure IP Period and all rights, moral rights, title, interest, ownership or claims arising at any time therefrom, including following the Post Departure IP Period (collectively “New Inventions”), are irrevocably and perpetually assigned throughout the World exclusively to the Company. New Inventions includes, but is not limited to: (i) all technology, inventions, discoveries, creations, trade secrets, designs, data, documentation, publications, research, findings, reports, methods, models, diagrams, practices, techniques, programs, concepts, ideas, plans, strategies, know-how, analyses, works, devices, algorithms, formulae, processes, procedures, specifications, technical information, interfaces, interactive elements, functionality, treatments, outlines, drawings, engineering, systems, industrial property, databases, developments, enhancements, modifications, derivative works and improvements (all in all forms and of whatever nature or kind, whether or not patentable or otherwise protectable in law); (ii) all patents, patent applications, patentable subject matter, and patent disclosures and utility models, together with all divisions, re-issuances, continuations, continuations-in-part, revisions, renewals, improvements, substitutions, reversions, extensions and re-examinations thereof or thereto of any of the foregoing; (iii) registered trademarks, applied for trademarks, common law trademarks, service marks, famous names, trade names. Internet domain names, brand names, symbols, logos and slogans and all applications and registrations thereof; (iv) copyrightable works and copyrights and all applications and registrations thereof; (v) industrial designs, integrated circuits, topographies, circuits and other similar technologies and all applications and registrations thereof; (vi) software and software tools (including source code, data and related documentation).

The Executive agrees to fully cooperate with the Company in order to protect New Inventions and intellectual property rights arising therefrom, including executing all documents and doing all other acts necessary in order to enable the Company to protect its rights in New Inventions and the intellectual property rights relating to New Inventions or arising therefrom.

For the purpose of this Agreement and for greater clarity with respect to the scope of the within clause, New Inventions shall not include any intellectual property of whatever nature and kind created, conceived or developed by the Executive that is unrelated to the Business. The Company has no rights, title, interest, ownership or claims arising from or in any way related to any intellectual property of whatever nature and kind created, conceived or developed by the Executive that is unrelated to the Business.

For greater certainty, the obligations in this section are in addition to the fiduciary obligations that the Executive owes to the Company.

14.	NON-DISPARAGING

The Executive understands and agrees that he will not, at any time, denigrate, through adverse or disparaging communication, written or oral, whether true or not, the operations or business of the Company or its current or former employees, officers or directors.

15.	REASONABLENESS

The Executive agrees that all restrictions in Sections 8 to 14 of this Agreement are necessary and fundamental to the protection of the Company and are reasonable and valid.

16.	INJUNCTIVE RELIEF

The Executive acknowledges that a breach or threatened breach by the Executive of any of his obligations in Sections 8 to 14 will result in the Company suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may become entitled, the Company shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.

17.	PAYMENTS CEASE

In addition to all other remedies the Company may have, if the Executive breaches any of Sections 4 or 8 to 14 of this Agreement or Sections 14 to 16 of the Employment Agreement in any material respect, all payments and benefits to the Executive under Section 2 of this Agreement immediately cease and all incentive and security based compensation is forfeited.

18.	FURTHER CLAIMS

The Executive agrees not to make claim or take proceedings against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

19.	COMPLETE AGREEMENT

It is understood by the Company and the Executive that this Agreement and Sections 14 to 17 of the Employment Agreement contain the entire agreement between the parties hereto and that the terms of this Agreement are contractual and not a mere recital.

20.	UNDERSTANDING

The Executive hereby declares that the Executive has had independent legal advice from Robert Rakochey of Field Law LLP with respect to the matters addressed in this Agreement and the terms of settlement which have been agreed to by the Executive and the Company and the Executive fully understands them. The Executive hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

21.	SEVERABILITY

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

22.	GOVERNING LAW

The Agreement shall be governed by the laws of the Province of Alberta.

23.	PAYMENT & CURRENCY

All payments described in this Agreement are in Canadian dollars and will be less withholdings.

24.	EXECUTION

This Agreement may be executed in counterparts, all of which taken together will be deemed to constitute one and the same agreement, and a facsimile signature or a digitally scanned signature shall be deemed an original signature for purposes of execution.

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DATED at Calgary, Alberta as of the Effective Date.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

/s/ Kevin O’Meara
Name: Kevin O’Meara
Title: Chief Executive Officer

/s/ Darcie Gosling	/s/ Geoff Gosling
Witness (Signature)	GEOFF GOSLING

Darcie Gosling
Witness (Print)